Exhibit 99.1

IntelGenx Announces Licensing of Anti-Migraine Film Product

SAINT LAURENT, QUEBEC, April 21, 2010 - IntelGenx Corp. (IGX) (US:IGXT) ("IntelGenx") today announced that it has executed a binding term-sheet with RedHill Biopharma Ltd., an Israeli corporation (“RedHill”) to co-develop and license IntelGenx’ first oral thin film product based upon the Company’s proprietary VersaFilm technology. The product is intended for the rapid relief of migraine.

The term-sheet sets forth the main criteria to be incorporated into a definitive development and license agreement, subject to due diligence, under which RedHill would obtain exclusive worldwide rights to market and sell IntelGenx’ rapidly dissolving anti-migraine oral film product. In exchange IntelGenx would receive upfront, milestone, and external development fees totalling up to $2.1 million from RedHill. RedHill will also be responsible for regulatory filing fees, if necessary. Furthermore, upon commercialization of the product, IntelGenx would receive 40% of all proceeds including, but not limited to, all sales milestones and income from the product world-wide. IntelGenx and RedHill have entered into a ninety day exclusivity period during which IntelGenx is prohibited from engaging in negotiations related to the product contemplated to be licensed to RedHill with any other party. The term-sheet also provides for a break-up fee in the event that IntelGenx or RedHill is unable to execute the licensing agreement under certain circumstances after the satisfactory completion of due diligence.

“We are excited to have concluded our first, of what we believe to be many future, thin film partnerships,” said Dr. Horst G. Zerbe, President and Chief Executive Officer of IntelGenx. “This partnership will help accelerate the development of this product through to commercialisation and will allow us to focus on a large number of future compounds using our VersaFilm portfolio technology, the most notable of these future products being our erectile dysfunction film.”

In the fourth quarter of 2009 IntelGenx announced the results of a clinical pilot study that suggests IntelGenx has successfully developed a product that is bioequivalent to a leading branded anti-migraine therapy. The product has been developed using IntelGenx' proprietary immediate release film VersaFilm drug delivery technology. VersaFilm provides a patent-protected method of formulating in a convenient and discrete dosage form.

About IntelGenx Corp.:

IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis and depressive disorders. More information is available about the company at www.intelgenx.com.

RedHill Biopharma:

RedHill Biopharma is a privately held pharmaceutical company focused primarily on acquisition and development of late clinical-stage, new and proprietary formulations of existing drugs. RedHill is rapidly building a rich pipeline of such programs. For more information please contact: dror@redhillbio.com

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

Contacts:
IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
+1 514-331-7440 (ext. 201)
+1 514-331-0436 (FAX)
horst@intelgenx.com
www.intelgenx.com